As filed with the Securities and Exchange Commission on April 22, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sportradar Group AG
(Exact Name of Registrant as Specified in Its Charter)
N/A
(Translation of Registrant’s name into English)

Switzerland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Sportradar Group AG
Feldlistrasse 2
CH-9000 St. Gallen
Switzerland
+41 71 517 72 00
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Sportradar US LLC
420 North 5th Street
Minneapolis, Minnesota 55401
+1 612-361-4100
(Name, Address, and Telephone Number of Agent For Service)
Copies to:
Yariv C. Katz Colin Diamond Paul Hastings LLP 200 Park Avenue New York, NY 10166 +1 212-318-6000	Michael C. Miller Jason M. Barr Sportradar Group AG Feldlistrasse 2 CH-9000 St. Gallen Switzerland +41 71 517 72 00

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company. ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
Sportradar Group AG
Class A Ordinary Shares

We may offer and sell our Class A Ordinary Shares, par value CHF 0.10 per share, from time to time in amounts, at prices and on terms that will be determined at the time of the offering. The selling shareholders to be named in a prospectus supplement may also offer and sell our Class A Ordinary Shares from time to time in one or more offerings. We will not receive any of the proceeds from the sale of our Class A Ordinary Shares by selling shareholders.
This prospectus describes the general manner in which our Class A Ordinary Shares may be offered and sold. The specific manner in which our Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus. In the case of an offering by selling shareholders, information about the selling shareholders, including the relationship between the selling shareholders and us, will also be included in the applicable prospectus supplement.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Class A Ordinary Shares.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our Class A Ordinary Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SRAD.” On April 21, 2025, the closing sale price as reported on Nasdaq of our Class A Ordinary Shares was $23.01 per share.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined under Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we and/or the selling shareholders to be named in a supplement to this prospectus may offer and sell Class A Ordinary Shares from time to time in one or more offerings. Each time that we and/or the selling shareholders sell securities under this shelf registration statement, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering, including information about the selling shareholders. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” in this prospectus.
Neither we, nor any selling shareholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we, nor any selling shareholder, take any responsibility for, and neither we nor any selling shareholder can provide any assurance as to the reliability of, any other information that others may give you. We and any selling shareholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus and any applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
When we refer to “Sportradar,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Sportradar Group AG and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the Class A Ordinary Shares.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). We file reports and other information with the SEC. Our Annual Report on Form 20-F for the year ended December 31, 2024 has been filed with the SEC. We have also filed current reports with the SEC on Form 6-K. Such reports and other information filed with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.sportradar.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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Our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

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Our Current Reports on Form 6-K furnished to the SEC on February 7, 2025, February 14, 2025 and March 19, 2025 (accepted at 07:30:07; other than Exhibit 99.1 thereto); and

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The description of our Class A Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-40799) filed with the SEC on September 10, 2021, as updated by the description of our Class A Ordinary Shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025, including any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Sportradar Group AG
Feldlistrasse 2
CH-9000 St. Gallen
Switzerland
+41 71 517 72 00
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements appear in a number of places in the prospectus and in reports we file with the SEC, including, without limitation, in Item 3.D. “Risk Factors,” Item 4. “Information on the Company” and Item 5. “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F, which is incorporated by reference into this prospectus. In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Statements regarding our future results of operations and financial position, growth strategy and plans and objectives of management for future operations are forward-looking statements.
Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends which affect or may affect our business, operations and industry. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties, including, but not limited to:
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economic downturns and political and market conditions (including uncertainty and instability resulting from catastrophic events, such as acts of war or terrorism) beyond our control could adversely affect our business, financial condition or results of operations;

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we depend on the success of our strategic relationships with our sports league partners;

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social responsibility concerns and public opinion regarding responsible gambling, gambling by minors, match-fixing and related matters may adversely impact our reputation;

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changes in public and consumer tastes and preferences and industry trends could reduce demand for our products, services and content offerings;

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potential changes in competitive landscape, including new market entrants or disintermediation by participants in the industry, could harm our business;

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our potential inability to anticipate and adopt new technology in response to changing industry and regulatory standards and evolving customer needs may adversely affect our competitiveness;

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real or perceived errors, failures or bugs in our products could materially and adversely affect our financial conditions or results of operations;

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our inability to protect our systems and data from continually evolving cybersecurity risks, security breaches or other technological risks could affect our reputation among our clients, consumers and regulators, and may expose us to liability;

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interruptions and failures in our systems or infrastructure, including as a result of cyber-attacks, natural catastrophic events, geopolitical events, disruptions in our workforce, system breakdowns or fraud may have a significant adverse effect on our business;

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we, our clients and our suppliers may be subject to a variety of U.S. and foreign laws on sports betting, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business;

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a significant amount of our revenue is indirectly derived from jurisdictions where we or our clients are not required to hold a license or limited regulatory framework exists and the legality of sports betting varies from jurisdiction to jurisdiction and is subject to uncertainties;

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our inability to achieve efficiencies through the use of artificial intelligence may adversely affect our competitiveness;

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failure to recruit, retain and develop qualified personnel, including key members of our management team, would have a detrimental impact on our operations, create disruption and overall reduce our competitiveness;

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our growth prospects depend on the legal and regulatory status of real money gambling and betting legislation applicable to our clients and other stakeholders in the industry;

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failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain and/or retain a supplier license or authorization applied for in a particular jurisdiction, could impact our ability to comply with or cause rejection of licensing in other jurisdictions;

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evolving criminal and administrative laws that may prevent our sports betting operator clients licensed in other EU member states from operating in or providing services to clients within their territory;

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our failure to comply with evolving governmental regulations and other legal obligations, particularly related to privacy, data protection and information security;

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failure to obtain, maintain, protect, enforce and defend our intellectual property rights, or to obtain intellectual property protection that is sufficiently broad, may diminish our competitive advantages or interfere with our ability to develop, market and promote our products and services;

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our ability to successfully remediate the material weakness in our internal control over financial reporting;

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seasonality and volatility could result in fluctuations in our quarterly revenue and operating results or in perceptions of our business prospects;

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our ability to generate sufficient revenue to maintain profitability;

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difficulties in our ability to evaluate, complete and integrate acquisitions (including the proposed acquisition of the global sports betting portfolio business of IMG Arena US Parent, LLC) successfully;

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any current or future joint ventures or minority investments will be subject to certain risks inherent in these investments;

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we may not be able to secure financing in a timely manner, or at all, to meet our long-term future capital needs, which could impair our ability to execute our business plan; and

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as a foreign private issuer, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from estimates or forward-looking statements. We qualify all of our estimates and forward-looking statements by these cautionary statements.
The estimates and forward-looking statements contained or incorporated by reference in this prospectus speak only as of the date hereof or thereof. Except as required by applicable law, we undertake no obligation to publicly update or revise any estimates or forward-looking statements whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events.

OUR COMPANY
Overview
Sportradar is a leading global sports technology company creating immersive experiences for sports fans and bettors. Positioned at the intersection of the sports, media and betting industries, the Company provides sports federations, news media, consumer platforms and sports betting operators with a range of solutions to help grow their business. As the trusted partner of organizations like the ATP, NBA, NHL, MLB, NASCAR, UEFA, FIFA, and Bundesliga, Sportradar covers close to a million events annually across all major sports. With deep industry relationships and expertise, Sportradar is not just redefining the sports fan experience, it also safeguards sports through its Integrity Services division and advocacy for an integrity-driven environment for all involved.
We started our business in 2001, and our current holding company is a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland, registered in the commercial register of the Canton of St. Gallen (the “Commercial Register”) under CHE-164.043.805 on June 24, 2021. Our legal name is Sportradar Group AG and our commercial name is Sportradar. Our principal executive offices are located at Feldlistrasse 2, CH-9000 St. Gallen, Switzerland. Our telephone number at this address is +41 71 517 72 00. Our website address is https://www.sportradar.com. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at https://www.sec.gov. Our agent for service of process in the United States is Sportradar US LLC and its address is 420 North 5th Street, Minneapolis, Minnesota 55401.

RISK FACTORS
Investing in our Class A Ordinary Shares involves risks. Before making a decision to invest in our Class A Ordinary Shares, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, as well as those risks and uncertainties identified in the documents incorporated by reference herein, including our most recent Annual Report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment in our Class A Ordinary Shares in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS
Unless otherwise specified in connection with a particular offering of securities, we will use the net proceeds from the sale of our Class A Ordinary Shares offered by this prospectus for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our Class A Ordinary Shares by any selling shareholders.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following is a summary description of our shares, based on our Articles of Association (“Articles”) and Swiss Law. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles, as amended from time to time, and which are filed as Exhibit 3.1 to the registration statement of which this prospectus forms a part, and applicable Swiss law, including Swiss corporate law. We encourage you to read the Articles for additional information.
General
We are formed as a stock corporation (Aktiengesellschaft) under the laws of Switzerland. We have our registered office and principal business office at Feldlistrasse 2, 9000 St. Gallen, Switzerland and are registered in the Commercial Register of the Canton St. Gallen under the number CHE-164.043.805. Our purpose is set forth in Article 2 of the Articles.
Share Capital
As of April 16, 2025, our issued share capital, as registered with the Commercial Register amounted to CHF 31,145,992.61, divided into 221,092,856 Class A Ordinary Shares and 903,670,701 Class B Ordinary Shares par value CHF 0.10 per share. The Class B Ordinary Shares are not listed.
In addition, from January 1, 2025 until March 31, 2025, the share capital was increased by an aggregate amount of CHF 29,743.80 by issuing 297,438 Class A Ordinary Shares out of conditional share capital. The shares issued from conditional capital in 2025 are anticipated to be registered with the Commercial Register in the first half of 2026.
Authorized Share Capital (Capital Band)
As of April 16, 2025, we had, under the capital band as provided for by the revised Swiss Code of Obligations (the “Swiss CO”) and implemented by the general meeting of shareholders on May 16, 2023 (as amended due to the capital increase within the capital band resolved upon by the board of directors on April 15, 2025), an authorized share capital of up to CHF 13,476,490.00, represented by up to 134,764,900 Class A Ordinary Shares. Our shareholders’ meeting has authorized our board of directors for a period of five years ending on May 16, 2028 to increase and reduce the share capital in a range between CHF 15,269,502.61 and CHF 44,622,482.61 (capital band, with the upper and lower limits being adjusted to a range between CHF 15,299,246.41 and CHF 44,652,226.41 due to capital increases from conditional capital in 2025) and to, within this range, issue Class A Ordinary Shares or reduce the share capital on terms the board of directors will decide upon.
Capital increases and capital reductions in partial amounts as well as capital increases by way of underwriting are permitted. Our board of directors has the power to determine the issue price that may be below the market price for objective reasons only, the type of contribution, the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement.
Our board of directors is also authorized to withdraw or limit advance subscription and/or pre-emptive rights (explanation of pre-emptive rights, see below — “Pre-Emptive and Advance Subscription Rights”) in the instances as laid out in the Articles, e.g. (i) in connection with strategic partnering and co-operation transactions; (ii) in connection with mergers, acquisitions (including take-over) of companies, enterprises or parts of enterprises, participations or intellectual property rights (incl. licenses) or other types of strategic investments as well as financing or refinancing of such transactions; (iii) for the participation of directors, officers, employees at all levels and consultants of the Company and its group companies; (iv) for the purpose of expanding the shareholder base in connection with the listing of Class A Ordinary Shares on (additional) foreign stock exchanges; (v) for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe for additional shares in a placement or sale of Class A Ordinary Shares to the respective initial purchaser(s) or underwriter(s) and (vi) for the exchange and buy-back, respectively, of Class B Ordinary Shares in exchange for Class A Ordinary Shares according to Article 3a para. 2 of the Articles issued from authorized share capital. If the period to increase the share capital under the capital band lapses without having been used by the board of directors, the authorization to withdraw or limit the pre-emptive rights lapses simultaneously with such authorization to increase the capital under the capital band.
Conditional Share Capital
As of April 16, 2025, we had a conditional share capital of up to CHF 4,152,494.30, represented by up to 41,524,943 Class A Ordinary Shares. The conditions for the allocation and exercise of the option rights and other rights regarding shares from conditional share capital are determined by the board of directors. The shares may be issued at a price below the market price for objective reasons only. The pre-emptive rights and the advance subscription rights of the shareholders are excluded.
The 297,438 Class A ordinary shares issued from conditional capital in 2025 and the according adjustment to the conditional capital as per Art. 3b of the Articles are anticipated to be registered with the Commercial Register in in the first half of 2026.
Dual Class Share Structure
Our Articles provide for two classes of shares, the Class A Ordinary Shares and Class B Ordinary Shares with a nominal value of CHF 0.01 each. Because each of our shares carries one vote in our general meeting of shareholders, irrespective of the nominal value of the shares, Class B shareholders have ten times more voting power with the same amount of capital invested as Class A shareholders on all matters except for certain reserved matters under Swiss law. See “— Voting Rights”.
The Class B Ordinary Shares are subject to transfer restrictions both under our Articles as well as under a conversion agreement between the Company and Carsten Koerl, the Company’s Chief Executive Officer and Founder (the “Founder”). The Class B Ordinary Shares will automatically convert into shares of Class A Ordinary Shares upon certain mandatory conversion events, including (i) death of the Founder; (ii) dismissal of the Founder as Chief Executive Officer for good cause, being any dismissal and/or replacement of the Chief Executive Officer pursuant to article 340c para. 2 of the Swiss CO; (iii) the occurrence of September 30, 2028; or (iv) if the holder of Class B Ordinary Shares ceases to hold, directly or indirectly, shares with an aggregate nominal value representing 15% or more of the aggregate nominal value of the total issued and outstanding share capital of the Company, from time to time.
Participation Certificates and Profit Sharing Certificates
We do not have any issued and/or outstanding registered participation certificates (Partizipationsscheine) or profit sharing certificates (Genussscheine).
Articles of Association
Ordinary Capital Increase, Authorized Share Capital (Capital Band) and Conditional Share Capital
Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within six months of the respective general meeting of shareholders in order to become effective. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase.
Under our Articles, in the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the votes cast at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or offsetting, when shareholders’ statutory pre-emptive rights or advance subscription rights are limited or withdrawn, or where transformation of freely disposable equity into share capital occurs, a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented is required.
Furthermore, under Swiss CO, our shareholders, by a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented, may authorize our board of directors:

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to issue shares of a specific aggregate nominal value up to a maximum of 50% of the share capital in the form of conditional share capital (bedingtes Aktienkapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of us or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or to our subsidiaries or other persons providing services to us or a subsidiary to subscribe for new shares (conversion or option rights); or

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to increase and reduce the share capital within boundaries as determined by the general meeting of shareholders of up to +/- 50% of the share capital registered in the Commercial Register (capital band). The authorization remains effective for up to five years (to be determined by the general meeting of shareholders).

Pre-Emptive and Advance Subscription Rights
Under Swiss corporate law, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt or finance instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt or finance instruments.
The general meeting of shareholders may, with two-thirds of the votes represented and the absolute majority of the nominal value of the shares represented, authorize our board of directors to withdraw or limit pre-emptive rights or advance subscription rights in certain circumstances. Pursuant to our Articles, the pre-emptive rights and the advance subscription rights of the shareholders are excluded regarding the conditional share capital for employee or director participation.
If pre-emptive rights are granted, but not exercised, our board of directors may allocate the pre-emptive rights as it elects.
Uncertificated Securities
Our shares are uncertificated securities (Wertrechte, within the meaning of article 973c of the Swiss CO) and, when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities (“FISA”)), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with article 973c of the Swiss CO, we will maintain a non-public register of uncertificated securities (Wertrechtebuch).
Shareholders may request from us a written confirmation in respect of their shares. Shareholders are not entitled, however, to request the printing and delivery of share certificates. We may print and deliver certificates for shares at any time at our option. We may also, at our option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to us.
General Meeting of Shareholders
The general meeting of shareholders is our supreme corporate body and ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must take place annually within six months after the end of a corporation’s financial year. In our case, this means on or before June 30 of any calendar year.
Swiss law and our Articles provide for the following main non-transferrable powers of the general meeting of shareholders:
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to adopt and amend the Articles;

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to elect and recall the members of the Board of Directors, the Chairman/Chairwoman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

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To approve the management report, the ESG report, the compensation report (consultative vote only), and the consolidated accounts;

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to approve the annual accounts, interim accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends and to pass resolutions on the distribution of capital contribution reserves;

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to approve the maximum compensation of the members of the Board of Directors and the Executive Management pursuant to Articles 7, 27 and 28 of the Articles;

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to grant discharge to the members of the Board of Directors, Executive Management and the Compensation Committee; and

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to resolve on the delisting of the Company’s shares.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by our independent auditor, liquidator or the representatives of bondholders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders upon a respective resolution of the general meeting of shareholders or upon a corresponding request of shareholders representing at least 5% of the share capital or voting rights. Such request must set forth the items to be discussed and the proposals to be acted upon.
Voting and Quorum Requirements
Pursuant to our Articles, shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of the votes cast at the general meeting of shareholders, unless otherwise stipulated by Swiss law or our Articles.
Under Swiss law and our Articles, a resolution of the general meeting of the shareholders passed by two-thirds of the votes represented at the general meeting (in person or by proxy), and the absolute majority of the nominal value of the shares represented is required for:
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the introduction, easement or abolition of restrictions of the transferability of registered shares;

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any creation of shares with preferential rights or with privileged voting rights;

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the implementation of a capital band or conditional capital;

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any increase of capital against the Company’s equity, against contributions in kind, or by way of offsetting, or the granting of special benefits;

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any limitation or withdrawal of subscription rights;

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any change of the registered office or corporate name of the Company;

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any sale of all or substantially all of the assets of the Company;

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any merger, demerger or similar reorganization of the Company;

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the liquidation of the Company;

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the amendment or repeal of the provisions of the Articles on the registration or voting restrictions, qualified majority requirements for important resolutions of the meeting of shareholders, and for indemnification of the members of the board of directors and the executive management; and

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any other case listed in article 704 para. 1 Swiss CO.

The revised Swiss law explicitly mentions additional resolutions requiring a special quorum required (e.g. the implementation of a basis in the Articles to hold general meetings of shareholders outside of Switzerland, change of the currency in which the share capital is denominated). These additional majority requirements are covered by the Articles’ reference to Swiss law.
The same voting requirements generally apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended, (the “Swiss Merger Act”) (including a merger, demerger or conversion of a corporation).
In accordance with Swiss law and generally accepted business practices, our Articles do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq listing standards, which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.
Notice
General meetings of shareholders shall be convened by the board of directors at least 20 days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail or e-mail. The notice of a general meeting of shareholders must state the name and the address of the independent proxy, the day, time, form and place of the meeting, the items on the agenda, the motions to the shareholders with a short explanation and, in case of elections, the names of the nominated candidates. A resolution on a matter that is not on the agenda may not be passed at a general meeting of shareholders, except for motions to convene an extraordinary general meeting of shareholders or to initiate a special investigation, on which the general meeting of shareholders may vote at any time. No previous notification is required for motions concerning items included in the agenda or for debates that do not result in a vote.
Agenda Requests
Pursuant to Swiss law and our Articles, one or more shareholders, whose combined shareholdings represent at least 0.5% of the share capital or voting rights of the Company may request that an item be included in the agenda or that motions to agenda items be included in the notice for a general meeting of shareholders. To be timely, the shareholder’s request must be received by us generally at least 45 calendar days in advance of the meeting and must be in writing, specifying the item and the proposals.
Our annual report, the compensation report and the auditor’s report must be made available to the shareholders no later than 20 days prior to the general meeting of shareholders. If the documents are not available electronically, each shareholder may request that they be sent to it in due time.
Shareholder Proposals
Under Swiss law, at any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal concerns an agenda item. In addition, even if the proposal does not concern an agenda item, any shareholder may propose to the meeting to convene an extraordinary general meeting of shareholders or to have a specific matter investigated by means of a special investigation where this is necessary for the proper exercise of shareholders’ rights.
Voting Rights
Holders of our Class A Ordinary Shares and the holder of our Class B Ordinary Shares will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by Swiss law or our Articles. Each Class A Ordinary Share and Class B Ordinary Share will entitle its holder to one vote per share. As the nominal value of Class B Ordinary Shares is ten times lower than the nominal value of Class A Ordinary Shares, Class B shareholders have ten times more voting power with the same amount of capital invested as Class A shareholders on all matters, except for (i) the matters set forth in article 693 para. 3 Swiss CO (e.g., election of the independent auditor; appointment of experts to audit the corporation’s business management or parts thereof; any resolution concerning the instigation of a special investigation and any resolution concerning the initiation of a liability action) and (ii) selected important matters under Swiss law that require an absolute majority of the nominal value of shares represented.
The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register (Aktienbuch) at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders) or any other person with written authorization to act as proxy or the shareholder’s legal representative.

Dividends and Other Distributions
Under Swiss law, we may pay dividends only if we have sufficient distributable profits from the current or previous financial year or brought forward from the previous financial years (Bilanzgewinn), or if we have distributable reserves (frei verwendbare Reserven). In addition, our independent auditor must confirm that the dividend proposal of our board of directors conforms to Swiss law and our Articles.
Distributable reserves are generally booked either as “free reserves” (freiwillige Gewinnreserven) or as “statutory reserve from capital contributions” (Gesetzliche Kapitalreserven). Under the Swiss CO, if our statutory reserves — composed of the statutory profit reserves and the statutory reserve from capital contributions — (Gesetzliche Reserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The Swiss CO permits us to accrue the aforementioned free reserves. Further, a purchase of our own shares, whether by us or a subsidiary, reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the Swiss CO under certain circumstances requires the creation of revaluation reserves, which are not distributable.
Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other instalments.
In addition, Swiss law allows the reduction of share capital either under the capital band, for which no shareholder approval is required, or in an ordinary procedure, which may, among others, involve a repayment of nominal values or share repurchases. A reduction of the share capital in an ordinary procedure requires that the general meeting of shareholders approves such reduction with an absolute majority of the votes cast. A capital reduction, whether under the capital band or in ordinary procedure, is subject to several further conditions, which include, among others, that the auditor of the company certifies the company’s debt being covered by assets and that the creditors are granted a time period of 30 days to demand that their claims be secured.
For a discussion of the taxation of dividends, see “Certain Tax Considerations — Certain Material Considerations Under Swiss Tax Law” herein.
Transfer of Shares and Transfer Restrictions
Shares in uncertificated form may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Our Articles contain a transfer restriction of Class B Ordinary Shares, whereby a transfer is subject to the approval by the board of directors.
Voting rights may be exercised only after a shareholder has been entered in our share register, which is currently maintained by our Transfer Registrar (see below “— Transfer Agent and Registrar”).
Inspection of Books and Records
Under the Swiss CO, a shareholder has a right to inspect the share register with respect to his or her own shares and otherwise to the extent necessary to exercise his or her shareholder rights. No other person has a right to inspect the share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets and other legitimate interests.
Special Investigation
If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court at our registered office, currently St. Gallen, Canton of St. Gallen, Switzerland, to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of our share capital or voting rights may request within three months that the court appoints a special examiner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our Articles and may have thereby caused damage to the corporation or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.
Compulsory Acquisitions; Appraisal Rights
Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.
Swiss corporations may be acquired by an acquirer through the direct acquisition of the shares of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger with the approval of holders of 90% of the issued shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation. Shareholders who consider their equity rights not to have been adequately preserved or the compensation received or to be received to be inadequate are entitled to exercise appraisal rights in accordance with the Swiss Merger Act by filing a suit against the surviving corporation with the competent Swiss civil court at the registered office of the surviving corporation or of the transferring corporation. The suit must be filed within two months after the merger or demerger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the equity rights have been adequately preserved or the compensation paid or to be paid to the shareholders is adequate compensation and, should the court consider it to be inadequate, determine any additional adequate compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant. The filing of an appraisal suit will not prevent completion of the merger or demerger.
In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:
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a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

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our assets, after the divestment, are not invested in accordance with our corporate purpose as set forth in the Articles; and

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the proceeds of the divestment are not earmarked for reinvestment in accordance with our corporate purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our corporate purpose.

Principles of the Compensation of the Board of Directors and the Executive Management
Pursuant to Swiss law, our shareholders must annually approve the maximum aggregate amount of compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with our management, which we refer to as our “executive management.”; in case of the board of directors until the next general meeting of the shareholders and in case of the executive management for the following financial year.

The board of directors must issue, on an annual basis, a written compensation report that must be reviewed by our independent auditor, who also has to audit the financial statements. The compensation report must disclose, among other things, all compensation, loans and other forms of credits (e.g., indebtedness) granted by us, directly or indirectly to current or former members of the board of directors and executive management, however, with regard to former members only to the extent related to their former role or not on customary market terms.
The Swiss law and our Articles set forth what the disclosures must include and certain forms of compensation that are prohibited for members of our board of directors and executive management, such as:
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severance payments provided for either contractually or in the Articles (compensation due during the notice period before termination of a contractual relationship does not qualify as severance payment);

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advance compensation;

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incentive fees for the acquisition or transfer of corporations or parts thereof by us or by companies being, directly or indirectly, controlled by the us;

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loans, other forms of credit (e.g. indebtedness), pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the Articles; and

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equity securities and conversion and option rights awards not provided for in the Articles.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by us is prohibited if the compensation (i) would have been prohibited if it was paid directly by us, (ii) is not provided for in our Articles and (iii) has not been approved by the general meeting of shareholders.
If the general meeting of shareholders does not approve the proposed amount of the compensation, the board of directors may either submit new proposals at the same general meeting of shareholders, convene an extraordinary general meeting of shareholders and make new proposals for approval or may submit the proposals regarding compensation for retrospective approval at the next ordinary general meeting of shareholders.
In addition to fixed compensation, members of the executive management and, under certain circumstances, the board of directors may be paid variable compensation, depending on the achievement of certain performance criteria or for retention purposes.
The performance criteria may include corporate targets and targets in relation to the market, other companies or comparable benchmarks and individual targets, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.
Compensation may be paid or granted in the form of cash, shares, financial instruments, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.
Borrowing Powers
Neither Swiss law nor our Articles restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.
Repurchase of Shares and Purchases of Own Shares
The Swiss CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10% of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%; however, in such cases, if we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years. The limit of 10% may also be exceeded if the own shares purchased are earmarked for a capital reduction by cancelling these shares.
Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.
In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet our obligations under our equity plans, to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.
Notification and Disclosure of Substantial Share Interests
The disclosure obligations generally applicable to shareholders of Swiss corporations under the FMIA, do not apply to us since our shares are not listed on a Swiss exchange.
Mandatory Bid Rules
The obligation of any person or group of persons that acquires more than one third of a corporation’s voting rights to submit a cash offer for all the outstanding listed equity securities of the relevant corporation at a minimum price pursuant to the FMIA does not apply to us since our shares are not listed on a Swiss exchange.
Ownership of Shares by Non-Swiss Residents
Except for the limitations on voting rights described above applicable to shareholders generally and the sanctions referred to below, there is no limitation under Swiss law or our Articles on the right of non-Swiss residents or nationals to own Class A Ordinary Shares or to exercise voting rights attached to the Class A Ordinary Shares.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Ordinary Shares is Equiniti Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York, 11219, telephone number (800) 937-5449.
Registration Rights
Holders of our shares and/or warrants, CPP Investment Board Europe Inc., TCV IX Sports Corp. and NBA Ventures 1, LLC (the “NBA”) and, our CEO, Carsten Koerl, are party to a registration rights agreement (as amended, the “Registration Rights Agreement”), pursuant to which such holders are entitled to certain rights with respect to registration under the Securities Act of Class A Ordinary Shares held by such holders or issuable to such holders upon exercise or conversion of securities, subject to customary restrictions and exceptions. Set forth below is a description of the registration rights granted under the Registration Rights Agreement.
Shelf Registration
We are obligated to file and keep effective a shelf registration statement pursuant to Rule 415 under the Securities Act with respect to the securities subject to registration rights if requested to be included therein by the holders, subject to certain exceptions. The filing of the registration statement of which this prospectus forms a part satisfies this obligation under the Registration Rights Agreement. The holders are entitled to effect underwritten offerings under the shelf registration statement in an aggregate amount of at least $50,000,000 and we are obligated to amend or supplement the shelf registration statement to facilitate such underwritten offerings or other sales, subject to certain limitations.

Demand Registration
Upon a demand by any of the holders, we are required to effect a resale registration under the Securities Act with respect to all or any portion of their shares subject to registration rights, subject to certain limitations and exceptions. If a shelf registration statement is effective, such demand right will be exercised as a shelf take-down as described above.
Piggyback Registration
If we propose to register any of our securities under the Securities Act, either for our account or for the account of our other shareholders, subject to certain exceptions, the holders will be entitled to include its or his shares in the registration. We are required to use reasonable best efforts to include the shares of the holders in any underwritten offering that we effect, with the holders’ shares being subject to cutback if the underwriters advise such cutback is necessary for the success of the offering.
Expenses and Indemnification
All fees, costs and expenses of registrations, other than underwriting discounts and commissions, are expected to be borne by us. The Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the holders in the event of material misstatements or omissions in a registration statement attributable to us, and we may require, as a condition to including any shares in any registration statement, that the holders indemnify us for material misstatements or omissions attributable to them.
Restrictions on Sales
In connection with any underwritten offering made pursuant to the Registration Rights Agreement, if requested by the underwriters in such offering, the holders will not effect any public sale or distribution of any of our securities (except as part of such underwritten offering) for a period of not more than 90 days after the date of the prospectus or prospectus supplement pursuant to which such underwritten offering is made, subject to certain exceptions. These restrictions apply to holders whether or not they are participating in such offering, except with respect to the NBA which is only subject to such restrictions if it is participating in the offering.
Termination of Registration Rights
The Registration Rights Agreement terminates, with respect to each holder, on the date such holder ceases to hold the securities subject to registration rights.
Listing of Sportradar Securities
Our Class A Ordinary Shares are listed on Nasdaq under the symbol “SRAD.”

SELLING SHAREHOLDERS
Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our Class A Ordinary Shares in various private transactions. Such selling shareholders may be parties to registration rights agreements with us, including the Registration Rights Agreement, or parties with which we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling shareholders”, may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each participating selling shareholder and the number of our ordinary shares beneficially owned by such selling shareholder prior to the offering covered by such prospectus supplement, the number of Class A Ordinary Shares owned by such selling shareholder that are offered for the selling shareholder’s account in the prospectus supplement and the amount and (if more than one percent) the percentage of our ordinary shares to be owned by such selling shareholder after completion of the offering. The applicable prospectus supplement will also disclose whether any of the participating selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

CERTAIN TAX CONSIDERATIONS
Certain Material U.S. Federal Income Tax Consequences
The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of Class A Ordinary Shares and does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences discussed below.
This summary applies only to U.S. Holders that acquire Class A Ordinary Shares in exchange for cash pursuant to this prospectus and that hold Class A Ordinary Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences that may be relevant to a U.S. Holder’s particular circumstances, including the impact of the net investment income tax. In addition, it does not address all U.S. federal income tax consequences relevant to holders subject to special rules, including, without limitation:
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regulated investment companies or real estate investment trusts;

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brokers, dealers, or traders in securities;

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tax-exempt organizations or governmental organizations;

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

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persons subject to alternative minimum tax;

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persons holding Class A Ordinary Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares being taken into account in an applicable financial statement;

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persons that actually or constructively own 10% or more (by vote or value) of our stock;

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S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons who hold or received Class A Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

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tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Class A Ordinary Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE CLASS A ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Ordinary Shares that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Holders
Distributions on Class A Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” if Sportradar makes distributions of cash or property on the Class A Ordinary Shares, the gross amount of such distributions (including any amount of foreign taxes withheld) to a U.S. Holder will generally be treated for U.S. federal income tax purposes first as a dividend to the extent of Sportradar’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Class A Ordinary Shares, with any excess treated as capital gain from the sale or exchange of the shares. Because Sportradar does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rates, provided that:
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either (a) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or (b) Sportradar is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

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Sportradar is neither a PFIC (as discussed below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to a U.S. Holder in Sportradar’s taxable year in which the dividend is paid or the preceding taxable year;

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the U.S. Holder satisfies certain holding period requirements; and

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the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

U.S. Treasury Department guidance indicates that the Class A Ordinary Shares, which are listed on the Nasdaq, are readily tradable on an established securities market in the United States. Thus, Sportradar believes that any dividends that it pays on the Class A Ordinary Shares will be potentially eligible for the lower tax rates. U.S. Holders should consult their tax advisors regarding the availability of the lower tax rates for dividends paid with respect to Class A Ordinary Shares.
Subject to certain complex conditions and limitations (including a minimum holding period requirement), any foreign withholding taxes on dividends (at a rate not exceeding any applicable treaty rate)

may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For this purpose, dividends distributed by Sportradar with respect to the Class A Ordinary Shares generally will constitute foreign source income and “passive category income”, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Final Treasury regulations (the “Foreign Tax Credit Regulations”) have imposed additional requirements for foreign taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. However, recent notices from the IRS (the “Notices”) indicate that the U.S. Department of the Treasury and the IRS are considering proposing amendments to such Treasury regulations and allow, subject to certain conditions, taxpayers to defer the application of many aspects of such Treasury regulations until the date when a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). In addition, for periods in which Sportradar is a “United States-owned foreign corporation,” a portion of dividends (generally attributable to earnings and profits from sources within the United States) paid by Sportradar may be treated as U.S. source solely for purposes of the foreign tax credit. A United States-owned foreign corporation is any foreign corporation if 50% or more of the total value or total voting power of its stock is owned, directly, indirectly or by attribution, by United States persons. We believe that Sportradar may be treated as a United States-owned foreign corporation. As a result, if 10% or more of its earnings and profits are attributable to sources within the United States, a portion of the dividends paid on Class A Ordinary Shares allocable to United States source earnings and profits may be treated as United States source for purposes of the foreign tax credit. In such event, subject to relief under an applicable income tax treaty, a U.S. Holder may not be able to offset any foreign withholding taxes withheld as a credit against United States federal income tax imposed on that portion of dividends.
If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. Instead of claiming a foreign tax credit, a U.S. Holder may be able to deduct any foreign withholding taxes on dividends in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law (including that a U.S. Holder is not eligible for a deduction for foreign income taxes paid or accrued in a taxable year if such U.S. Holder claims a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year). The rules governing the foreign tax credit and deductions for foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit or a deduction under their particular circumstances, including the effects of any applicable income tax treaty.
Sale, Exchange, Redemption or Other Taxable Disposition of Class A Ordinary Shares.
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Class A Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Class A Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder had a holding period in the Class A Ordinary Shares of more than one year. A non-corporate U.S. Holder, including an individual, who has held the Class A Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.
Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any foreign tax (including withholding tax) is imposed upon the sale, exchange, redemption or other taxable disposition of Class A Ordinary Shares, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. In addition, subject to the Notices (as described above), any foreign taxes on disposition gains are likely not creditable under the Foreign Tax Credit Regulations unless a U.S. Holder is eligible for and elects the benefits of an applicable income tax treaty. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax implications of any foreign taxes imposed on disposition gains in their particular circumstances, including creditability, deductibility and determination of the amount realized as well as the application of any applicable income tax treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules
Sportradar will be classified as a passive foreign investment company (a “PFIC”), within the meaning of Section 1297 of the Code, for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, Sportradar will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.
Under the PFIC rules, if Sportradar were considered a PFIC at any time that a U.S. Holder owns Class A Ordinary Shares, Sportradar would continue to be treated as a PFIC with respect to such investment by such U.S. Holder unless (i) Sportradar ceases to be a PFIC and (ii) such U.S. Holder makes a “deemed sale” election under the PFIC rules.
Based on the recent, current and anticipated composition of the income, assets and operations of Sportradar and its subsidiaries, Sportradar does not expect to be treated as a PFIC in the current taxable year. This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the shares and assets, of Sportradar and its subsidiaries from time to time as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Thus, the determination can only be made annually after the close of each taxable year. Furthermore, because the value of Sportradar’s gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of the Class A Ordinary Shares may result in Sportradar becoming a PFIC. Accordingly, there can be no assurances that Sportradar will not be classified as a PFIC for the current taxable year or for any future taxable year.
If Sportradar is considered a PFIC at any time that a U.S. Holder owns Class A Ordinary Shares, any gain such U.S. Holder recognizes on a sale or other disposition of the Class A Ordinary Shares, as well as the amount of any “excess distribution” (defined below) such U.S. Holder receives, would be allocated ratably over such U.S. Holder’s holding period for the Class A Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Sportradar became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, distributions on the Class A Ordinary Shares that are received in a taxable year by a U.S. Holder will be treated as excess distributions to the extent that they exceed 125% of the average of the annual distributions on the Class A Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.
Under certain attribution rules, if Sportradar were considered a PFIC, U.S. Holders may be deemed to own their proportionate share of equity in any PFIC owned by Sportradar (“lower-tier PFICs”), and generally will be subject to U.S. federal income tax in the manner discussed above on (1) a distribution to Sportradar on the shares of a lower-tier PFIC and (2) a disposition by Sportradar of shares of a lower-tier PFIC, both as if the U.S. Holder directly held the shares of such lower-tier PFIC.
Certain elections may be available that would result in alternative treatments (such as qualified electing fund treatment or mark-to-market treatment) of the Class A Ordinary Shares if Sportradar is considered a PFIC. Sportradar does not intend to provide the information necessary for U.S. Holders of Class A Ordinary Shares to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for an investment in a PFIC described above. In addition, because a mark-to-market election with respect to Sportradar generally does not apply to any equity interests in lower-tier PFICs owned by Sportradar, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by Sportradar that are treated as equity interests in a PFIC for U.S. federal income tax purposes.
If Sportradar is considered a PFIC at any time that a U.S. Holder owns Class A Ordinary Shares, such a U.S. Holder would generally also be subject to annual information reporting requirements. Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations.
U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in Class A Ordinary Shares.
Information Reporting and Backup Withholding
Information reporting requirements may apply to distributions received by U.S. Holders of Class A Ordinary Shares, and the proceeds received by U.S. Holders on the sale or other taxable the disposition of Class A Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than for U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder is not an exempt recipient and fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the applicable withholding agent) and to certify that it is not subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the Class A Ordinary Shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of Class A Ordinary Shares, and the significant penalties for non-compliance.
The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of the Class A Ordinary Shares. Prospective investors should consult their tax advisors concerning the tax consequences to them of an investment in the Class A Ordinary Shares.
Certain Material Considerations Under Swiss Tax Law
The following discussion is a general summary of the material Swiss tax considerations relating to the purchase, ownership and disposition of our Class A Ordinary Shares.
Withholding Tax
Under present Swiss tax law, dividends due and similar cash or in-kind distributions made by the Company to a shareholder of Class A Ordinary Shares (including liquidation proceeds and bonus shares) are subject to Swiss federal withholding tax (Verrechnungssteuer) (“Withholding Tax”), currently at a rate of 35% (applicable to the gross amount of taxable distribution). The repayment of the nominal value of the Class A Ordinary Shares and any repayment of qualifying additional paid in capital (capital contribution reserves (Reserven aus Kapitaleinlagen)) are not subject to Withholding Tax. Subject to certain other conditions, the proceeds from the Class A Ordinary Shares will qualify as capital contribution reserves less the nominal value of the Class A Ordinary Shares.
The Withholding Tax will also apply to payments (exceeding the respective share capital and used capital contribution reserves) upon a repurchase of Class A Ordinary Shares by the Company, (i) if the Company’s share capital is reduced upon such repurchase (redemption of shares), (ii) if the total of repurchased shares exceeds 10% of the Company’s share capital or (iii) if the repurchased Class A Ordinary Shares are not resold within six years after the repurchase. This six year deadline to resell the repurchased Class A Ordinary Shares is suspended for so long as the Class A Ordinary Shares are reserved to cover obligations under convertible bonds, option bonds or employee stock option plans (in the case of employee stock option plans, the maximum suspension is six years). In the event of a taxable share repurchase, Withholding Tax is imposed on the difference between the repurchase price and the sum of the nominal value of the repurchased Class A Ordinary Shares and capital contribution reserves paid back upon the repurchase. The Company is obliged to deduct the Withholding Tax from the gross amount of any taxable distribution and to pay the tax to the Swiss Federal Tax Administration within 30 days of the due date of such distribution.
As the Company is not listed on a Swiss stock exchange, the Company will not be subject to restrictions on the payment of dividends out of capital contribution reserves applicable to Swiss listed companies. It is at the discretion of the Company to decide whether to distribute a dividend out of capital contributions reserves free of Swiss withholding tax and/or out of profit/retained earnings/non-qualifying reserves subject to Swiss withholding tax.
Swiss resident individuals who hold their shares as private assets (“Resident Private Shareholders”) are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes, (ii) corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities (collectively, “Domestic Commercial Shareholders”) are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their income statements or income tax return, as the case may be.
Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Withholding Tax if the country in which such recipient resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland (“Tax Treaty”) and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of Class A Ordinary Shares and the procedures for claiming a refund of the Withholding Tax.
Switzerland is a party to Tax Treaties with respect to income taxes with more than 100 countries. More treaties have been initiated or signed but are not yet in force. Besides these bilateral treaties, Switzerland has entered into an agreement with the European Union containing provisions on taxation of dividends and dividend withholding tax reductions which apply with respect to certain related parties tax resident in European Union member states.
Swiss Federal Stamp Taxes
The Swiss Federal Issuance Stamp Tax (Emissionsabgabe) of 1% on either proceeds from an issuance of the Class A Ordinary Shares or capital increases will be borne by the Company.
The issuance and the delivery of the (newly created) Class A Ordinary Shares to the initial shareholders at the initial public offering price in September 2021 was not subject to Swiss Federal Securities Transfer Stamp Tax (Umsatzabgabe). The subsequent purchase or sale of Class A Ordinary Shares, whether by Resident Private Shareholders, Domestic Commercial Shareholders or Non-Resident Shareholders, may be subject to a Swiss federal securities transfer stamp tax at a current rate of up to 0.15%, calculated on the purchase price or the sale proceeds, respectively, if (i) such transfer occurs through or with a Swiss or Liechtenstein bank or by or with involvement of another Swiss securities dealer as defined in the Swiss federal stamp tax act and (ii) no exemption applies.
The following categories of foreign institutional investors that are subject to regulation similar to that imposed by Swiss federal supervisory authorities are exempt from their portion (50%, i.e., 0.075%) of the

Swiss federal securities transfer stamp tax: states and central banks, social security institutions, pension funds, (non-Swiss) collective investment schemes (as defined in the Swiss Collective Investment Law), certain life insurance companies and certain non-Swiss quoted companies and their non-Swiss consolidated group companies.
Swiss collective investment schemes (as defined in the Swiss Collective Investment Law) are also exempt from their portion (50%, i.e., 0.075%) of the Swiss federal securities transfer stamp tax.
Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax
Non-Resident Shareholders
Non-Resident Shareholders are not subject to any Swiss federal, cantonal or communal income tax on dividend payments and similar distributions because of the mere holding of the Class A Ordinary Shares. The same applies for capital gains on the sale of Class A Ordinary Shares except in certain cases if the capital gain was treated as stemming from the sale of real estate by the competent tax authorities in certain cantons. This could lead to real estate property gains tax being levied on such capital gain. For Withholding Tax consequences, see above.
Resident Private Shareholders and Domestic Commercial Shareholders
Resident Private Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares or taxable repurchases of Class A Ordinary Shares as described above), which are not repayments of the nominal value of the Class A Ordinary Shares or capital contribution reserves, are required to report such receipts in their individual income tax returns and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant tax period. Furthermore, the Swiss federal income tax on dividends, shares in profit, liquidation proceeds and pecuniary benefits from Class A Ordinary Shares (including bonus shares) is reduced to 70% of regular taxation (Teilbesteuerung), if the investment amounts to at least 10% of the share capital of the issuer. On cantonal and communal level similar provisions were introduced but the regulations may vary, depending on the canton of residency. Reduction on cantonal and communal level must not exceed 50%.
A gain or a loss by Resident Private Shareholders realized upon the sale or other disposition of Class A Ordinary Shares to a third party will generally be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be. Under exceptional circumstances, the tax-free capital gain may be re-characterized into a taxable dividend, in particular upon taxable repurchase of Class A Ordinary Shares as described above. Furthermore, the capital gain may also be re-characterized into taxable income in relation with an indirect partial liquidation or a transposition as defined under Swiss law. When a capital gain is re-characterized as a dividend, the relevant income for tax purposes corresponds to the difference between the repurchase price and the sum of the nominal value of the Class A Ordinary Shares and qualifying additional paid in capital. In certain cases, the capital gain may be treated as stemming from the sale of real estate by the competent tax authorities in certain cantons. This could lead to real estate property gains tax being levied on such capital gain.
Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares) are required to recognize such payments in their income statements for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings accumulated (including the dividends) for such period. The same taxation treatment also applies to Swiss-resident individuals who, for Swiss income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealings or leveraged transactions in securities. For Domestic Commercial Shareholders who are individual taxpayers, the Swiss federal individual income tax on dividends, shares in profit, liquidation proceeds and pecuniary benefits from Class A Ordinary Shares (including bonus shares) is reduced to 70% of regular taxation (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law and amounts to at least 10% of the share capital of the issuer. On cantonal and communal level, similar provisions were introduced, but the regulations may vary depending on the canton of residency. Reduction on cantonal and communal level must not exceed 50%. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (Beteiligungsabzug), if the Class A Ordinary Shares held have a market value of at least CHF 1 million or represent at least 10% of the share capital of the issuer or give entitlement to at least 10% of the profit and reserves of the issuer, respectively. For cantonal and communal income tax purposes the regulations on participation relief are broadly similar, depending on the canton of residency.
Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of Class A Ordinary Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of Class A Ordinary Shares) for such taxation period. The same taxation treatment also applies to Swiss-resident individuals who, for Swiss income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealings or leveraged transactions in securities. For Domestic Commercial Shareholders who are individual taxpayers, the Swiss federal individual income tax on a gain realized upon the disposal of Class A Ordinary Shares is reduced to 70% of regular taxation (Teilbesteuerung), if (i) the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law, (ii) the sold shares reflect an interest in the share capital of the Company of at least 10% and (iii) the sold shares were held for at least one year. In most cantons, similar provisions were introduced, but the regulations may vary depending on the canton of residency. Reduction on cantonal and communal level must not exceed 50%. Domestic Commercial Shareholders who are corporate taxpayers may be entitled to participation relief (Beteiligungsabzug), if the Class A Ordinary Shares sold during the tax period (i) reflect an interest in the share capital of the Company of at least 10% or if the Class A Ordinary Shares sold allow for at least 10% of the profit and reserves and (ii) were held for at least one year. For cantonal and communal income tax purposes the regulations on participation relief are broadly similar, depending on the canton of residency. The tax relief applies to the difference between the sale proceeds and the initial costs of the participation (Gestehungskosten), resulting in the taxation of a recapture of previous write-downs of the participation. In certain cases the capital gain may be treated as stemming from the sale of real estate by the competent tax authorities in certain cantons. This could lead to real estate property gains tax being levied on such capital gain.
Swiss Wealth Tax and Capital Tax
Non-Resident Shareholders
Non-Resident Shareholders holding the Class A Ordinary Shares are not subject to cantonal and communal wealth or annual capital tax because of the mere holding of the Class A Ordinary Shares.
Resident Private Shareholders and Domestic Commercial Shareholders
Resident Private Shareholders are required to report their Class A Ordinary Shares as part of their private wealth and are subject to cantonal and communal wealth tax on any net taxable wealth (including Class A Ordinary Shares).
Domestic Commercial Shareholders are required to report their Class A Ordinary Shares as part of their business wealth or taxable capital, as defined, and are subject to cantonal and communal wealth or annual capital tax.
No wealth or capital tax is levied at the federal level.
International Automatic Exchange of Information in Tax Matters
Switzerland has concluded a bilateral agreement with the European Union on the international automatic exchange of information (“AEOI”) in tax matters (the “AEOI Agreement”). This AEOI Agreement became effective as of January 1, 2017, and applies to all 27 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other countries became effective. Based on this AEOI Agreement and the bilateral AEOI agreements and the implementing laws of Switzerland, Switzerland collects data in respect of financial assets, which may include shares held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of residents in an EU member state or a treaty state from 2017, and exchanges it since 2018. Switzerland has signed and is expected to sign further AEOI agreements with other countries. A list of the AEOI agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance (SIF).
Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act (FATCA)
Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of FATCA. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the U.S. entered into force, allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on non-consenting non-participating financial institutions. On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the United States on changing the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities.

PLAN OF DISTRIBUTION
We or any of the selling shareholders may sell the securities from time to time to or through one or more agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We or any of the selling shareholders may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement. We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a supplement to this prospectus.
In order to comply with the securities laws of some states, if applicable, the Class A Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

EXPENSES
The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.
Expenses	Amount To Be Paid
Securities and Exchange Commission Registration Fee	$	*
FINRA Fee		**
Printing and engraving expenses		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**
Total	$	**

*
Deferred pursuant to Rule 456(b) of the Securities Act and to be calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r) of the Securities Act.

**
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. If required, to be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the Class A Ordinary Shares and certain other matters of Swiss law will be passed upon for us by Niederer Kraft Frey Ltd. Certain legal matters relating to U.S. law will be passed upon for us by Paul Hastings LLP.
Additional legal matters may be passed upon for us, the selling shareholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Sportradar Group AG as of December 31, 2024 and 2023, and each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the report of KPMG AG, Switzerland, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2024, expresses an opinion that Sportradar did not maintain effective internal control over financial reporting as of December 31, 2024 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to insufficient design and implementation of controls has been identified and included in management’s assessment. This material weakness was due to insufficient design and implementation of control activities across financial reporting processes through policies that establish what is expected, procedures that set policies into actions and controls to address the risks. The material weakness was also due to an insufficient complement of personnel with appropriate levels of knowledge, experience, and training commensurate with the Company’s structure and internal control requirements.
ENFORCEMENT OF CIVIL LIABILITIES
We are a Swiss corporation, and the majority of our assets are located within Switzerland. In addition, several members of our board of directors reside within Switzerland. As a result, investors may not be able to effect service of process outside Switzerland upon us or such persons, or to enforce judgments obtained against us or such persons in foreign courts predicated solely upon the civil liability provisions of non-Swiss securities laws.
There is doubt that a lawsuit based upon U.S. federal or state securities laws could be brought in an original action in Switzerland and that a foreign judgment based upon U.S. securities laws would be enforced in Switzerland. There is also doubt as to enforceability of judgments of this nature in several of the other jurisdictions in which we operate and where our assets are located.
The United States and Switzerland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, may not be enforceable in Switzerland.
However, if a person has obtained a final and conclusive judgment rendered by a U.S. court which is enforceable in the United States and files a claim with the competent Swiss court, such final judgment by a U.S. court may be recognized in Switzerland in an action before a court of competent jurisdiction in accordance with the proceeding set forth by the Swiss Federal Act on International Private Law of December 18, 1987, as amended (Bundesgesetz über das internationale Privatrecht) and the Swiss Federal Act on Civil Procedure of December 19, 2008, as amended (Schweizerische Zivilprozessordnung) and, in certain circumstances, the Swiss Federal Act on Debt Collection and Bankruptcy of April 11, 1889, as amended (Bundesgesetz über Schuldbetreibung und Konkurs). In such an action, a Swiss court generally would not reinvestigate the merits of the original matter decided by a U.S. court. The recognition and enforcement of a U.S. judgment by a Swiss court would be conditional upon a number of conditions including those set out in articles 25 et seqq. of the Swiss Federal Act on International Private Law of December 18, 1987, as amended (Bundesgesetz über das Internationale Privatrecht), which include, among others:
•
the U.S. court having had jurisdiction over the original proceedings from a Swiss perspective;

•
the judgment of such U.S. court is final and non-appealable under U.S. federal or state law;

•
service of process to the defendant was completed in accordance with the relevant legal requirements at the defendant’s domicile or permanent residence (including requirements resulting from applicable international treaties), or the defendant unconditionally participated in the foreign proceedings;

•
the original proceeding not having been conducted under a violation of material principles of Swiss civil proceedings law, in particular the right to be heard;

•
the matter (Verfahren) between the same parties and on the same subject resulting in the judgment of the U.S. court has neither been (i) commenced or decided by a Swiss court, provided that such Swiss matter was pending before a Swiss court prior to the U.S. court entered its proceedings or decided by a Swiss court before the decision of the U.S. court, or (ii) decided by a court in a third country, provided such third country matter was decided prior to the decision of the U.S. court and such third country matter is recognizable in Switzerland; and

•
the enforcement of the judgment by the U.S. court not being manifestly incompatible with Swiss public policy (schweizerischer Ordre public).

Moreover, a Swiss court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in Switzerland are solely governed by Swiss procedural law.
Swiss civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swiss law. Rather, Swiss civil procedure provides for the possibility for judicial pre-trial proceedings concerning the precautionary production of evidence (vorsorgliche Beweisführung) only in certain circumstances and under certain conditions. In addition, during the main proceedings, a Swiss court would decide upon the claims for which evidence is required from the parties and the related burden of proof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers
To the extent permitted under Swiss law, our Articles contain provisions governing the indemnification of the members of our board of directors and of our executive management and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties. Indemnification of other controlling persons is not permitted under Swiss law, including shareholders of the corporation.
In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.
Pursuant to the form of indemnification agreements filed as Exhibit 4.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to executive officers and board members or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.   Exhibits
Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
3.1	Articles of Association of Sportradar Group AG.
5.1	Opinion of Niederer Kraft Frey Ltd.
10.1	Registration Rights Agreement, dated as of September 9, 2021, by and among Sportradar Group AG and certain shareholders of Sportradar Group AG, as amended by Amendment No. 1 to the Registration Rights Agreement, dated as of November 16, 2021 (incorporated by reference to Exhibit 4.8 to the Company’s Report on Form 20-F, filed with the SEC on March 31, 2022).
10.2	Amendment No. 2 to the Registration Rights Agreement, dated as of April 21, 2025, by and among Sportradar Group AG and certain shareholders of Sportradar Group AG.
23.1	Consent of KPMG AG, Independent Registered Public Accounting Firm.
23.2	Consent of Niederer Kraft Frey Ltd. (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
107	Filing Fee Table.

*
To be filed, if necessary, either by amendment to this registration statement or as an exhibit to a document to be incorporated by reference in this registration statement.

Item 10.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Gallen, Switzerland on the 22nd day of April, 2025.
SPORTRADAR GROUP AG
By:
/s/ Carsten Koerl

Name: Carsten Koerl
Title:  Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carsten Koerl and Craig Felenstein, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Carsten Koerl Carsten Koerl	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2025
/s/ Craig Felenstein Craig Felenstein	Chief Financial Officer (Principal Financial Officer)	April 22, 2025
/s/ James Ritter James Ritter	Chief Accounting Officer (Principal Accounting Officer)	April 22, 2025
/s/ Jeffery W. Yabuki Jeffery W. Yabuki	Chairman	April 22, 2025
/s/ Deirdre Bigley Deirdre Bigley	Director	April 22, 2025
/s/ John A. Doran John A. Doran	Director	April 22, 2025
/s/ George Fleet George Fleet	Director	April 22, 2025
/s/ William Kurtz William Kurtz	Director	April 22, 2025
/s/ Rajani Ramanathan Rajani Ramanathan	Director	April 22, 2025
/s/ Marc Walder Marc Walder	Director	April 22, 2025

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of Sportradar Group AG has signed this registration statement on the 22nd day of April, 2025.
Sportradar US LLC
By:
/s/ Craig Felenstein

Name: Craig Felenstein
Title:   Authorized Signatory